UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  March 25, 2011

Neah Power Systems, Inc.
(Exact Name of Registrant as Specified in Charter)

Nevada	000-49962	88-0418806
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

22118 20th Avenue SE, Suite 142 Bothell, Washington	98021
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (425) 424-3324

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07.	Submission of Matters to a Vote of Security Holders

Neah Power Systems, Inc. mailed a consent solicitation statement to our stockholders on February 23, 2011 regarding a proposal to increase our authorized common stock from 80 million shares to 500 million shares. A detailed description of this proposal is included in our definitive consent solicitation statement which we filed with the Securities and Exchange Commission on February 23, 2011.  The final day for submitting consents was March 25, 2011.  The final result of the vote regarding the authorized common stock increase was as follows:

•	125,123,289 votes consenting to the authorized common stock increase proposal;

•	9,930,338 votes withholding consent to the authorized common stock increase proposal; and

•	286,392 votes abstaining.

The votes consenting to the authorized common stock increase equaled 73% of the voting power authorized to vote on the proposal.  Accordingly, we filed the certificate of amendment to increase our authorized common stock from 80 million share to 500 million shares of common stock on March 2, 2011, at which time approximately 54% of the Company’s voting power authorized to vote on the authorized common stock increase proposal had consented to such proposal. The certificate of amendment is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

Exhibit Number	Description of Exhibit
3.1	Certificate of Amendment to Articles of Incorporation

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Neah Power Systems, Inc.

By:	/s/ Stephen M. Wilson
Stephen M. Wilson
Chief Financial Officer

Date:  March 31, 2010